PRESS RELEASE

Industrial Services of America, Inc. announces financial results for the third quarter ending September 30, 2004

LOUISVILLE, KY (November 8, 2004) -- Industrial Services of America, Inc. (NASDAQ:IDSA), a leading provider of logistic management services, equipment and processes for waste, recyclable commodities and other materials, announces financial results for the third quarter, ending September 30, 2004. A complete report is available in the Company's Form 10-Q, which is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html.

Financial Highlights:

• Year-to-date total revenues for the first nine months of 2004 were $107.0 million, an increase of 22.5% over the year-to-date revenues for the first nine months of 2003 of $87.4 million.

•

Year-to-date net income for the first nine months of 2004 was $1,369,861 (basic earnings of 40 cents per share and diluted earnings of 38 cents per share), an increase of 253.3% compared with earnings of $387,689 (basic and diluted earnings of 12 cents per share) for the same period of 2003.

• Year-to-date EBITDA for the first nine months of 2004 was $3.4 million, an increase of 54.2% compared with EBITDA of $2.2 million for the first nine months of 2003.

• Total revenues for the third quarter of 2004 were $38.2 million, an increase of 24.6% over the total revenues for the third quarter of 2003 of $30.7 million.

•

Net income for the third quarter of 2004 was $429,584 (basic and diluted earnings of 12 cents per share), an increase of 277.9% compared with earnings of $113,685 (basic earnings of 4 cents per share and diluted earnings of 3 cents per share) for the third quarter of 2003.

• EBITDA for the third quarter of 2004 was $1,196,283, an increase of 56.0% compared with EBITDA of $671,860 in the third quarter of 2003.

"Year-to-date revenue and profits remained steady and strong in the third quarter, as we anticipated in our last quarter statements." Mr. Harry Kletter, Chairman and CEO of Industrial Services of America, Inc stated. "Both revenue and profits show growth over last year's numbers for the third quarter, on both a year-to-date and quarterly basis. Based on current trends, this should continue through the fourth quarter." Mr. Kletter continued. "Each of our component businesses including management services, recycling and equipment, are progressing. We continue to be dedicated to maintaining low levels of debt, due to our strong year-to-date cash flows."

Industrial Services of America, Inc., is a Louisville, KY based logistic management services company that offers total package waste and recycling management services to commercial, industrial and logistic customers nationwide, as well as providing recycling and scrap processing and waste handling equipment sales and service. ISA also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste management systems, equipment and services, competitive pressures in the waste management systems and equipment divisions and fluctuations in the price of and demand for recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contacts:

Industrial Services of America, Inc., Louisville
Harry Kletter (hklet@isa-inc.com) or
Alan Schroering (aschroering@isa-inc.com)
http://www.isa-inc.com/
502/366-3452
For an aerial view of our Louisville facilities go to http://www.isa-inc.com/aerial.htm

Supplemental Financial Information follows

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
(UNAUDITED)

	2004	2003

Revenue	$ 38,223,906	$ 30,679,242

Cost of goods sold	36,069,409	28,800,297

Selling, general and administrative expenses	1,356,421	1,612,243

Income before other expenses	798,076	266,702

Other expenses, net	(21,710)	(77,227)

Income before income taxes	776,366	189,475

Provision for income taxes	346,782	75,790

Net income	$ 429,584	$ 113,685

Basic earnings per share	$ 0.12	$ 0.04

Diluted earnings per share	$ 0.12	$ 0.03

Weighted average shares outstanding:
Basic	3,535,468	3,204,130

Diluted	3,604,473	3,294,242

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
(UNAUDITED)

	2004	2003

Revenue	$107,042,384	$ 87,380,504

Cost of goods sold	100,672,445	82,113,116

Selling, general and administrative expenses	4,155,479	4,246,570

Income before other expenses	2,214,460	1,020,818

Other expenses, net	(114,397)	(374,670)

Income before income taxes	2,100,063	646,148

Provision for income taxes	730,202	258,459

Net income	$ 1,369,861	$ 387,689

Basic earnings per share	$ 0.40	$ 0.12

Diluted earnings per share	$ 0.38	$ 0.12

Weighted average shares outstanding:
Basic	3,446,495	3,218,186

Diluted	3,593,655	3,221,088

Industrial Services of America, Inc.
Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending Sept 30,		Nine months ending Sept 30,
	2004	2003	2004	2003
Net Income (loss)	429,584	113,685	1,369,861	387,689
Interest expense	44,965	55,624	145,813	209,190
Income taxes	346,782	75,790	730,202	258,459
Depreciation	374,952	426,760	1,127,605	1,281,034
Amortization	-	-	-	51,180
EBITDA (1)	1,196,283	671,859	3,373,481	2,187,552

(1) EBITDA is calculated by the Company as net income before interest expense, income taxes, depreciation and amortization. The Company uses earnings before special items as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before special items provides additional information to investors and debt holders.